EXHIBIT 4.5

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CAPITAL AUTOMOTIVE L.P.

     This Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Capital Automotive L.P. (“Second Amendment”) is entered into this 11th day of December, 2003, by Capital Automotive REIT, a Maryland real estate investment trust (the “General Partner”), as general partner of Capital Automotive L.P. (the “Partnership”).

     WHEREAS, the Second Amended and Restated Agreement of Limited Partnership of the Partnership was executed on February 2, 1999, and a First Amendment thereto was executed on July 19, 2001 (as amended, the “Agreement”);

     WHEREAS, on December 11, 2003, the General Partner issued 3,950,000 shares of 7½% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares,” each a “Series A Preferred Share”) at a gross offering price of $25.00 per Series A Preferred Share and, in connection therewith, the General Partner, pursuant to Section 4.02(a) of the Agreement, is contributing the proceeds of such issuance to the Partnership and causing the Partnership to issue to the General Partner preferred equity ownership interests in the Partnership (“Series A Preferred Partnership Units”); and

     WHEREAS, the General Partner desires to amend the Agreement in order to reflect the aforementioned issuance of the Series A Preferred Partnership Units.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the undersigned party, intending legally to be bound, hereby agrees as follows:

     1. The Agreement is hereby amended by the addition of a new exhibit, entitled EXHIBIT D, in the form attached hereto, which sets forth the designations, allocations, preferences and other special rights, powers and duties of the Series A Preferred Partnership Units and which is hereby attached to and made a part of the Agreement.

     2. Pursuant to Section 4.02(a) of the Agreement, effective as of December 11, 2003, the issuance date of the Series A Preferred Shares by the General Partner, the Partnership hereby issues 3,950,000 Series A Preferred Partnership Units to the General Partner as provided in EXHIBIT D. The Series A Preferred Partnership Units have been created and are being issued in conjunction with the General Partner’s issuance of the Series A Preferred Shares, and as such, the Series A Preferred Partnership Units are intended to have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the Series A Preferred Shares, and the terms of this Amendment, including without limitation the attached EXHIBIT D, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Series A Preferred Partnership Units, the General Partner has contributed to the Partnership the funds raised through its issuance of the Series A Preferred Shares (the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance, i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership).

     3. In order to reflect the issuance of the Series A Preferred Partnership Units, Schedule A to the Agreement is hereby amended by adding to the end of such Schedule A the following table:

	Series A
	Preferred	Capital	Issuance
Name	Partnership Units	Contribution	Date
Capital Automotive REIT	3,950,000	$98,750,000	12/11/2003

     4. The foregoing recitals are incorporated in and are part of this Second Amendment.

     5. Except as specifically defined herein, all capitalized terms shall have the respective meanings provided in the Agreement. This Second Amendment has been authorized by the General Partner pursuant to Article 11 of the Agreement and does not require execution by the Limited Partners. Except as herein amended, the Agreement is hereby ratified, confirmed, and reaffirmed for all purposes and in all respects.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the General Partner has executed this Second Amendment as of the day and year first above written.

GENERAL PARTNER CAPITAL AUTOMOTIVE REIT, a Maryland real estate investment trust
By:	/s/ Thomas D. Eckert
Thomas D. Eckert
President and Chief Executive Officer

EXHIBIT D

DESIGNATION OF THE
SERIES A PREFERRED PARTNERSHIP UNITS
OF CAPITAL AUTOMOTIVE L.P.

     1. Number of Units and Designation.

     A class of ownership interests in the Partnership entitled “Series A Preferred Partnership Units” is hereby designated and the number of Series A Preferred Partnership Units constituting such class shall be 4,025,000.

     2. Definitions.

     For purposes of the Series A Preferred Partnership Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     “Distribution Payment Date” means any date on which cash dividends are paid on all outstanding shares of the Series A Preferred Shares.

     “Liquidation Preference” has the meaning set forth in Section 4 of this EXHIBIT D.

     “Series A Preferred Partnership Units” means the preferred equity ownership interests in the Partnership issued to the General Partner by the Partnership in connection with the issuance by the General Partner of the Series A Preferred Shares, having the designations, preferences and rights set forth in this EXHIBIT D.

     “Series A Preferred Shares” means the 7½% Series A Cumulative Redeemable Preferred Shares issued by the General Partner.

     3. Distributions.

     Notwithstanding anything to the contrary contained in Section 5.02 of the Agreement, on each Distribution Payment Date, the General Partner shall cause the Partnership to make a cash distribution to the General Partner with respect to the Series A Preferred Partnership Units in an amount equal to the amount that is required to be distributed by the General Partner on that date to the holders of Series A Preferred Shares. The Series A Preferred Partnership Units shall not be entitled to any distributions, whether payable in cash, property or stock, except as provided herein.

     4. Liquidation Preference.

     In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made under Section 5.06(a) to any classes of ownership interest in the Partnership that are junior in priority to the Series A Preferred Partnership Units, the holders of the Series A Preferred Partnership Units shall be entitled to a preference (the “Liquidation

Preference”) equal to the sum of (i) $25.00 per Series A Preferred Partnership Unit, plus (ii) an amount per Series A Preferred Partnership Unit equal to any accrued and unpaid dividends on one Series A Preferred Share to the date those dividends are paid to each Series A Preferred Share. Until the Liquidation Preference with respect to the Series A Preferred Partnership Units has been paid in full, no payment shall be made under Section 5.06(a) with respect to any classes of ownership interest in the Partnership that are junior in priority to the Series A Preferred Partnership Units. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable with respect to the Series A Preferred Partnership Units shall be insufficient to pay in full the Liquidation Preference and the corresponding amounts payable on any ownership interests in the Partnership that are on a parity with the Series A Preferred Partnership Units as to liquidation rights, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Partnership Units and any such ownership interests in the Partnership on the same parity as to liquidation rights as the Series A Preferred Partnership Units, ratably in proportion to the full, respective, preferential liquidating distributions to which they would otherwise be entitled. After payment in full of the Liquidation Preference, the holders of Series A Preferred Partnership Units shall have no right or claim to any of the remaining assets of the Partnership. For the purposes of this Section 4, (i) a consolidation or merger of the Partnership with one or more partnerships, or (ii) a sale or transfer of all or substantially all of the Partnership’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

     5. Redemption.

     Series A Preferred Partnership Units shall be redeemable by the Partnership as follows:

          (a) At any time that the General Partner exercises its right to redeem all or any of the Series A Preferred Shares, the General Partner shall cause the Partnership to concurrently redeem an equal number of Series A Preferred Partnership Units, at a redemption price per Series A Preferred Partnership Unit payable in cash and equal to the same price paid by the General Partner to redeem each Series A Preferred Share (i.e., a redemption price of $25.00 per Series A Preferred Share, plus any accrued and unpaid dividends thereon). No interest shall accrue for the benefit of the Series A Preferred Partnership Units to be redeemed on any cash set apart by the Partnership.

          (b) If the Partnership shall redeem Series A Preferred Partnership Units pursuant to paragraph (a) of this Section 5, from and after the redemption date (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, the Partnership shall not make any further distributions on the Series A Preferred Partnership Units so called for redemption, (ii) said Series A Preferred Partnership Units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Partnership Units of the Partnership shall cease except the rights to receive the cash payable upon such redemption, without interest thereon.

          (c) If fewer than all the outstanding Series A Preferred Partnership Units are to be redeemed, the Series A Preferred Partnership Units to be redeemed shall be determined pro rata, by lot or in such other manner determined by the General Partner in its discretion. Upon any such redemption, the General Partner shall amend Schedule A to the Agreement as appropriate to reflect such redemption.

     6. Status of Reacquired Units.

     All Series A Preferred Partnership Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7. Ranking.

     The Series A Preferred Partnership Units shall be deemed to rank:

          (a) senior to all existing Partnership Interests;

          (b) senior to any class or series of ownership interests in the Partnership, if such class or series is hereafter issued in connection with the future authorization or designation by the General Partner of equity securities, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Shares as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up;

          (c) on a parity with any class or series of ownership interests in the Partnership, if such class or series is hereafter issued in connection with the future authorization or designation by the General Partner of equity securities, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up; and

          (d) junior to any class or series of ownership interests in the Partnership, if such class or series is hereafter issued in connection with the future authorization or designation by the General Partner of equity securities, the terms of which specifically provide that such class or series ranks senior to the Series A Preferred Shares as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up.

     The term “ownership interests in the Partnership” does not include convertible debt securities issued in the future by the Partnership, all series of which shall rank senior to the Series A Preferred Partnership Units prior to the conversion of such debt securities. All Series A Preferred Partnership Units shall rank equally with one another and shall be identical in all respects.

     8. Special Allocations.

     Notwithstanding Section 5.01(a) of the Agreement (but subject to Sections 5.01(b) and (c) of the Agreement), gross income of the Partnership shall be allocated first to the General Partner for each fiscal year until the cumulative amount allocated under this Section 8 to the General Partner for the current year and all prior years is equal to the cumulative amount for the current year and all prior years of the sum of (A) the distributions made to the General Partner under Section 3 of this EXHIBIT D, (B) the portion of the distributions made to the General Partner under Section 5 of this EXHIBIT D (if any) that exceeds $25.00 per Series A Preferred Partnership Unit, and (C) for the year in which a distribution is to be made to the General Partner under Section 4 of this EXHIBIT D, the portion of the Liquidation Preference payable to the General Partner under Section 4 (if any) that exceeds $25.00 per Series A Preferred Partnership Unit. Any remaining Profit or Loss shall be allocated as set forth in Section 5.01 (a) of the Agreement.

     9. Restrictions on Ownership.

     The Series A Preferred Partnership Units shall be owned and held solely by the General Partner.

     10. Conversion.

     The Series A Preferred Partnership Units shall not be convertible into or exchangeable for any other property or securities of the Partnership or any other entity.

     11. General.

          (a) The General Partner shall have a zero percent Partnership Interest with respect to the Series A Partnership Units and shall have no voting rights with respect to the Series A Preferred Partnership Units other than the right to vote on an amendment to the Agreement if it would alter the distribution, redemption or liquidation rights of the Series A Preferred Partnership Units or any other rights or preferences of the Series A Preferred Partnership Units as set forth in this EXHIBIT D.

          (b) The Series A Preferred Partnership Units shall not be entitled to the benefits of any retirement or sinking fund.

          (c) The Series A Preferred Partnership Units shall not have any preferences or relative, participating, optional or other special rights, or voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption other than as expressly set forth in this EXHIBIT D.

          (d) No holder of Series A Preferred Partnership Units shall have any preemptive or preferential right to subscribe for, or to purchase, any additional ownership interests in the Partnership of any class or series, or any other security of the Partnership which the Partnership may issue or sell.

          (e) The ownership of Series A Preferred Partnership Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Schedule A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, Series A Preferred Partnership Units.

          (f) The rights of the General Partner, in its capacity as holder of the Series A Preferred Partnership Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than solely in its capacity as holder of the Series A Preferred Partnership Units.

          (g) If any preferences or other rights, restrictions, distributions, qualifications, allocations or terms or conditions of redemption of the Series A Preferred Partnership Units set forth in this EXHIBIT D are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, restrictions, distributions, qualifications, allocations or terms or conditions of redemption of the Series A Preferred Partnership Units set forth in this EXHIBIT D which can be given effect without the invalid, unlawful or unenforceable provision thereof shall remain in full force and effect and no preferences or other rights, restrictions, distributions, qualifications, allocations or terms or conditions of redemption of the Series A Preferred Partnership Units herein set forth shall be deemed dependent on any other provision thereof unless so expressed therein.

          (h) The headings of the various subdivisions of this EXHIBIT D are for convenience only and shall not affect the interpretation of any of the provisions hereof.